UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                    FORM 8-K


                                 CURRENT REPORT
                     PURSUANT TO SECTION 13 OR 15(d) OF THE
                         SECURITIES EXCHANGE ACT OF 1934


        Date of Report (date of earliest event reported): April 23, 2004
                                                          --------------


                         VIDEOLOCITY INTERNATIONAL, INC.
             ------------------------------------------------------
             (Exact Name of Registrant as Specified in its Charter)


           Nevada                     33-2310-D                 87-0429154
----------------------------        ------------             -------------------
(State or other jurisdiction        (Commission              (IRS Employer
    of incorporation)               File Number)             Identification No.)


                 1762-A Prospector Avenue, Park City, Utah 84060
                 -----------------------------------------------
               (Address of Principal Executive Offices) (Zip Code)



Registrant's Telephone Number, including Area Code:  (435) 615-8338

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Item 9.  Regulation FD Disclosure.

         On April 23, 2004, Videolocity International, Inc. caused to be mailed to its shareholders a letter containing the following information:

                                * * * * * * * * *

                         VIDEOLOCITY INTERNATIONAL, INC.

To Our Shareholders,
Employees, Consultants and Partners:

As FY 2002 began, we anticipated an improvement in Videolocity's business. We expected market conditions to improve with the global financial crisis tempering, and the downturn in technology related industries bottoming and growth starting again. We expected our Research and Development to continue its growth and lead the Company to revenue and profitability. Additionally, we expected our restructuring of management throughout 2002 to yield results with the closing of much needed funding. These events did not prove to be true, and Videolocity's results fell short of expectations over the last few years.

In total, net losses for FY 2003 were approximately $1,989,000, a decrease of approximately 36 percent versus FY 2002. Losses were $0.33 per diluted share in FY 2003 and $0.61 per diluted share in FY 2002. Losses for the first quarter of FY 2004 were $0.06 per diluted share versus $0.12 per diluted share for the same quarter in the previous year. The company has accumulated approximately $6,640,000 in loss carry forwards from inception through FY 2003. As the Company progresses towards the recording of revenues and, ultimately, towards anticipated profitability, these loss carry forwards can be utilized to offset income taxes.

The technology and telecommunications industries started their recovery in late 2003, with the last quarter of 2003 improving slowly and the first quarter of 2004 growing at increasing rates. Videolocity's segment followed this trend with access to lease capital for the commercial deployment of the Digital Entertainment System (DES) and projected revenues as the year unfolds. The Company anticipates that the Hospitality segment will generate incremental operating income on a substantial revenue increase from the deployment of the DES into Hotels and Casino Resorts during FY 2004. This anticipated profitability increase is evidence of the success of our FY 2002 restructuring program and improved technology from our recent Research and Development.

We anticipate that Videolocity's Hospitality, Healthcare and Residential segments will be favorably impacted by the market's increased demands for the interactive delivery of Video-on-Demand (VOD) and other digital content as well as the continuing growth of broadband service. Broadband is the fastest growing area in the telecommunications industry, and Videolocity has a clear path in the adoption of VOD and other services. We anticipate that revenues for Videolocity's segments will grow as the Company executes technology transfer licenses for the delivery of the DES into all identified market segments. The anticipated license opportunity will greatly decrease the Company's capital expenses and provide operating revenue that will fund the continued Research and Development of emerging technologies and a residual revenue stream that will build shareholder value.


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We have  made  strategic  additions  to our  Intellectual  Properties  and trade secrets that better position the Company for additional market opportunities over the next several years. Videolocity is currently enhancing, manufacturing and marketing the DES and developing other related digital technologies from its office in Park City, Utah. The Company is discussing several funding options and anticipates closing within the next three months. This would allow us to move forward with the execution of the Company's business plan. Videolocity has a strong competitive advantage in the delivery of VOD and other digital content, along with very promising opportunities in the residential market. As we enter the second quarter of 2004, the outlook is much brighter than the recent past. We will begin to visit our strategic approach to the future every quarter; and, with the addition of a few updates, our strategies will be shared with each of you. We will focus our core technologies, as well as complimentary technologies that - when combined with funding - should create value added systems for our customers and returns to each of you. We will focus on key customer segments that exhibit attractive growth characteristics and require our technologies to ensure success. Again, these segments include Hospitality, Healthcare and Residential. We will focus on customers' needs and applying our technologies to meet those needs, working directly with customers worldwide.

The markets upon which we focus are all experiencing strong growth trends that should last for the next several years and over that period Videolocity will focus on the next generation of technologies for the emerging markets to come. We thank each of you for the long-standing support and look forward to sharing the strong returns that the Company and its technologies are positioned to provide.

Sincerest regards,
/s/ Robert E Holt
----------------------
Robert E Holt
President & CEO


This letter contains statements that constitute "forward-looking statements" within the meaning of Section 21E of the Securities Exchange Act and Section 27A of the Securities Act. Readers are cautioned not to put undue reliance on such forward-looking statements. Such forward-looking statements are not guarantees of future performance and involve risks and uncertainties.

Certain factors may cause actual results to differ materially from those contained in the forward-looking statements, including but not limited to: the development and/or acceptance of new products, the impact of competition on the Company's products and/or pricing, and the success of the Company's systems.


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                                   SIGNATURES


         Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.


Date:  April 23, 2004               VIDEOLOCITY INTERNATIONAL, INC.


                                    By: /S/   ROBERT E. HOLT
                                        ----------------------------------------
                                        Robert E. Holt, President



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